UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2009

Commission File Number: 333-90618

CN Dragon Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0358149
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

7216 Enterprise Drive, Las Vegas, Nevada 89147
(Address of principal executive offices including Zip Code)

(702) 951-5682
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2009, our Board of Directors appointed the following individuals as directors of the Company:

Director:  Chong Him Lau

Mr. Lau is one of our directors.  Prior to joining the Company, Mr. Lau was Senior Vice President of MG BioGreen Sdn Bhd from September, 2005.  From 2004 to 2005, Mr. Lau was the Senior Accounting Manager of Hsin Textile (HK) Ltd.  Mr. Lau has over 20 years of experience in corporate finance, accounting and project management practices. He has represented multi-national corporations in the property development and travel services industries. His experiences have led him to gain extensive experience on investment and business practices in China and the regions of South-East Asia.   Mr. Lau is 45 years old, fluent in English, Mandarin and Cantonese and holds Bachelor of Business Accounting from the University of South Australia and an MBA degree from the University of South Australia.

We currently do not have an employment agreement with Mr. Lau but intend to enter into one in the near future.

Director:  Teck Fong Kong

Mr. Kong is one of our directors.  Prior to joining the Company, Mr. Kong was appointed Executive Director of Kong Foo Leong & Sons Realty Sdn Bhd in May, 2008. He still presently serves in that capacity and is responsible for the overall planning, project management and marketing of a mixed township being developed on 1,000 acres of prime real estate in Malaysia.  From 2002 to 2008, Mr. Kong was the Chief Sales & Marketing Officer of MicroGreen Bio-Industry Berhad. Mr. Kong is experienced in both the construction and marketing stages of major property development projects.  Mr. Kong is 37 years old, fluent in English, Chinese and Bahasa Malayu, and holds a Business Administration degree from the Oregon State University.

We currently do not have an employment agreement with Mr. Kong but intend to enter into one in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2009	CN Dragon Corporation /s/ Henry Liguori ______________________________________ By: Henry Liguori Its: Director